CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Statement of Additional Information of OnTrack Core Fund which is made part of this Post-Effective Amendment to the Registration Statement on Form N-1A (Nos. 333-184169 and 811-22756) of Advisors Preferred Trust of our report dated April 26, 2012, with respect to the financial statements of Price Fund A Qualified, L.P. as of and for the year ended December 31, 2011.

/s/ Moss Adams LLP

Seattle, Washington

January 17, 2013